Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact:	Laura Wakeley (717) 291-2616
	Investor Contact:	Matt Jozwiak (717) 327-2657

Fulton Financial Corporation Declares Special Cash Dividend

November 25, 2020 – Lancaster, PA — Fulton Financial Corporation (Nasdaq: FULT) today announced that its Board of Directors has authorized the payment of a special cash dividend of four cents per share on its common stock. The special dividend is payable on December 17, 2020 to shareholders of record as of December 7, 2020.

Fulton paid quarterly cash dividends of thirteen cents per share in each of the four quarters of 2020. The Board of Directors is expected to consider the next quarterly cash dividend at its December 2020 meeting.

Fulton Financial Corporation is a $25.5 billion financial holding company that has approximately 3,400 employees and operates more than 220 financial centers in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through Fulton Bank, N.A.

Additional information on Fulton Financial Corporation can be found at www.fult.com.